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                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                            (AS AMENDED AND RESTATED)
                                       OF
                       PEGASUS COMMUNICATIONS CORPORATION


         PEGASUS COMMUNICATIONS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY THAT:

         FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation, as amended and restated, of the Corporation, declaring the amendment to be advisable and in the best interests of the Corporation and directing that the proposed amendment be submitted to the stockholders of the Corporation for their approval at a Special Meeting of Stockholders called for such purpose. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that the amendment of first paragraph of Article FOURTH of the Corporation's Certificate of Incorporation, as amended and restated, to read in its entirety as follows (the "Amendment"), is hereby proposed and declared to be advisable and in the best interests of the Corporation:

                  "FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 500,000,000 shares, divided into 250,000,000 shares of Class A Common Stock, par value $0.01 per share, 30,000,000 shares of Class B Common Stock, par value $0.01 per share, 200,000,000 shares of Non-Voting Common Stock, par value $0.01 per share, and 20,000,000 shares of Preferred Stock, par value $0.01 per share."

         SECOND: That thereafter, the Special Meeting of Stockholders of the Corporation was duly called and held, upon notice given in accordance with
Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: The Amendment has been duly adopted and approved in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation, as amended and restated, to be executed by a duly authorized officer of the Corporation this 22nd day of March, 2000.

                                       PEGASUS COMMUNICATIONS CORPORATION


                                       By:  /s/ Michael B. Jordan
                                          ----------------------------
                                            Michael B. Jordan
                                            Assistant Secretary